NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
FRIDAY, SEPT. 2, 2005

GROUP 1 AUTOMOTIVE PROVIDING ASSISTANCE TO EMPLOYEES, ASSESSING DAMAGE IN NEW ORLEANS AREA

HOUSTON, Sept. 2, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that it is working diligently to assist affected employees and to assess damage to its New Orleans-area platform in the wake of Hurricane Katrina.

The company has established a hotline for the platform’s 524 employees and an employee relief fund to assist them with temporary housing, food, clothing and other necessities.

“Group 1’s priorities are to ensure that our employees are safe and to assist them as they recover from this tragic event,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Our operations in New Orleans have been suspended until we can enter the city to complete our damage assessment and restore operations.”

The company’s New Orleans-area platform is composed of six dealerships and nine franchises, including Buick, Dodge, Ford (2), GMC, Lincoln-Mercury, Pontiac and Toyota/Scion. Two of the dealerships are located in the heavily flooded New Orleans and Metairie areas, while the other four are located on the West Bank, where flood-related damage is believed to be less severe. The New Orleans, Metairie and West Bank dealerships contributed 0.5 percent, 0.8 percent and 4.3 percent, respectively, of Group 1’s total new vehicle unit sales during the first six months of 2005.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 143 franchises, 33 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.